Chembio Awarded Grant from Paul G. Allen Family Foundation to Develop Point-of-Care Diagnostic Tests for Zika Virus and Related Febrile Illnesses

MEDFORD, N.Y., February 19, 2016 -- Chembio Diagnostics, Inc. (Nasdaq:CEMI), a leader in point-of-care (POC) diagnostic tests for infectious diseases, has been awarded a grant from philanthropist and entrepreneur Paul G. Allen to immediately initiate development of simple, cost-effective POC diagnostic tests to identify Zika virus and related febrile illnesses. The grant is managed by Mr. Allen's company, Vulcan Inc., and the funds come from the Paul G. Allen Family Foundation.
Under the $550,000 catalyst grant, Chembio will use its patented Dual Path Platform (DPP®) technology to develop a stand-alone POC assay to detect Zika virus, and a multiplex POC assay to simultaneously detect Zika, Dengue, and Chikungunya viruses.  In addition, Chembio will add Zika to the POC DPP® Fever Panel that is currently under development through a separate grant from the Paul G. Allen Ebola Program.  Sparked by the global Zika outbreak and Mr. Allen's rapid response, Chembio is now in discussions with a number of health and government organizations in an effort to secure additional funding to support accelerated product development, as well as clinical trial and regulatory approval for the company's Zika products.

Chembio has been selected for this grant due to the characteristics of its patented DPP® technology, its track record of rapid development of POC tests for Ebola and other febrile illnesses, and the current collaboration with the Paul G. Allen Ebola Program to develop a DPP® Fever Panel Assay, capable of simultaneously detecting Malaria, Dengue, Chikungunya, Ebola, Lassa, and Marburg with a single drop of blood from the fingertip.

Javan Esfandiari, Chief Science and Technology Officer of Chembio commented, "Chembio's patented DPP® technology is ideally-suited for the development of these highly-sensitive, specific and affordable point-of-care assays for Zika virus and related febrile illnesses. We are well-positioned to act quickly, given our ongoing collaborations with Centers for Disease Control and Prevention (CDC), Brazil's Ministry of Health, and the global scientific community. We believe Chembio's family of DPP® Zika Assays will become important tools in the battle against emerging disease worldwide."
Dr. Sandra Laney, Deputy Director of Innovation for Vulcan Philanthropy, said, "We are excited to expand our partnership with Chembio to develop the diagnostic tools critically needed for detecting Zika, Ebola and other febrile illnesses. This work is an example of how the lessons from the recent Ebola crisis are sparking innovations in how the global health community tackles outbreaks."

John Sperzel, Chembio's Chief Executive Officer, commented, "We are delighted to again partner with the Paul G. Allen Family Foundation and we believe this grant will serve as a catalyst for additional funding to accelerate the development of our POC DPP® Zika assays. It is essential that government, industry, and regulatory agencies work together to address the global health emergencies posed by emerging diseases such as Zika virus. Our success developing the DPP® Ebola and DPP® Malaria-Ebola Assays in 2015, which are currently deployed in West Africa, provides confidence that we can achieve similar success responding to the global need for rapid POC tests to detect Zika virus."

About Zika Virus
Zika virus is a mosquito-borne virus that was first identified in Uganda in 1947. It is transmitted to humans through the bite of an infected mosquito from the Aedes genus, mainly Aedes aegypti, the same mosquito that transmits dengue, chikungunya and yellow fever. Outbreaks have been recorded in Africa, the Americas, Asia and the Pacific, with symptoms similar to other arbovirus infections such as dengue, and include fever, skin rashes, conjunctivitis, muscle and joint pain, malaise, and headache. During large outbreaks in French Polynesia and Brazil in 2013 and 2015 respectively, national health authorities reported potential neurological and auto-immune complications of Zika virus. Recently, in Brazil, local health authorities have observed an increase in Guillain-Barré syndrome which coincided with Zika virus infections in the general public, as well as an increase in babies born with microcephaly in northeast Brazil. On January 22, 2016, CDC activated its Emergency Operations Center (EOC) to respond to outbreaks of Zika occurring in the Americas and increased reports of birth defects and Guillain-Barré syndrome in areas affected by Zika. On February 1, 2016, the World Health Organization declared a Public Health Emergency of International Concern (PHEIC) because of clusters of microcephaly and other neurological disorders in some areas affected by Zika. On February 8, 2016, CDC elevated its EOC activation to a Level 1, the highest level.
About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $8.0 billion point-of-care testing market. Chembio markets its DPP® HIV 1/2 Assay and HIV 1/2 STAT-PAK® Assay in the U.S. and internationally. The Company's SURE CHECK® HIV 1/2 Assay is marketed exclusively in the U.S. as Clearview® Complete by a single entity. Outside the U.S., Chembio markets its SURE CHECK® HIV 1/2 Assay primarily through distributors.
Chembio has developed a patented point-of-care (POC) test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products.
Headquartered in Medford, NY, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13485. Chembio Diagnostic Systems, Inc. is a wholly-owned subsidiary of Chembio Diagnostics, Inc. For more information, please visit: www.chembio.com.

Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

CONTACTS:

Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

Vida Strategic Partners (investor relations)
Stephanie C. Diaz
(415) 675-7401
sdiaz@vidasp.com